Exhibit 10.38

EMPLOYMENT AGREEMENT
This Employment Agreement (the "Agreement") is made and entered into as of February 1, 2017, by and between FTD Companies, Inc., a Delaware corporation (the "Company"), with principal corporate offices at 3113 Woodcreek Drive, Downers Grove, Illinois 60515, and John C. Walden, whose address is 3113 Woodcreek Drive, Downers Grove, Illinois 60515 ("Employee").
WHEREAS, Employee and the Company desire to enter into an employment agreement.
NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Term; Position.
(a)The term of this Agreement will commence on March 1, 2017 (the "Effective Date") and extend through the third anniversary of the Effective Date, unless this Agreement is earlier terminated as provided herein (the "Initial Term"). The Initial Term, as well as the term as it may be extended by this sentence, will be automatically extended for an additional one-year period (the Initial Term with any such extension shall be referred to as the "Term") unless either party gives notice to the other of its decision not to extend no later than 180 days prior to the end of the Initial Term and on each one-year anniversary date thereafter. If the Company provides notice of its decision not to extend, Employee’s employment with the Company shall terminate on the last day of the Term, unless terminated earlier pursuant to Section 7, and such termination of employment on the last day of the Term shall be considered a termination by the Company “without cause” (as defined below) during the Term entitling Employee, upon satisfaction of the Release Condition set forth below in Section 7(b), to the benefits provided for in Sections 4 and 7 below. If the Company provides such notice of its decision not to extend and Employee has not provided a similar notice, it shall be presumed that Employee was willing and able to extend the Term on terms and conditions substantially similar to those existing prior to such notice.
(b)Employee will serve as President and Chief Executive Officer of the Company and report to the Board of Directors of the Company. During the Term, Employee shall, unless he otherwise elects, be nominated for election by the shareholders of the Company to the Board. Employee agrees to devote Employee's full business time attention, skill and efforts to the performance of Employee's duties for the Company (it being understood that (i) Employee may continue to serve as an outside member of the advisory board of L1 Retail LLC and an outside member of any other advisory board, board of directors or similar governing body approved in writing by the Chairman of the Board of Directors and (ii) such consent will not unreasonably withheld, conditioned or delayed if Employee is not seeking to be on more than two boards or governing bodies).

2.	Salary and Benefits.
(a)Employee will be paid a salary at an annualized rate of $1,000,000, payable in successive bi-weekly or other installments in accordance with the Company's standard payroll practices for salaried employees. Employee's rate of salary will be subject to such increases as may be determined from time to time by the Board of Directors. As used in this Agreement, the term "Board of Directors" shall refer to the Board of Directors of the Company or other governing body or committee to which the authority of the Board of Directors of the Company with respect to executive compensation matters has been delegated, including (without limitation) the Compensation Committee of the Board of Directors of the

Company.
(b)Employee will be eligible to participate in each of the Company's employee benefit plans that is made generally available either to the Company's employees or to the Company's senior executives and for which Employee satisfies the applicable eligibility requirements. Employee will be entitled to a minimum of four (4) weeks of paid vacation each year or such greater amount as determined in accordance with the Company's standard vacation policy.
(c)The Company will promptly reimburse Employee for all reasonable and necessary business expenses Employee incurs in connection with the business of the Company and the performance of Employee's duties hereunder upon Employee's submission of reasonable and timely documentation of those expenses. In no event shall any expense be reimbursed later than the end of the calendar year following the calendar year in which that expense is incurred, and the amounts reimbursed in any one calendar year shall not affect the amounts reimbursable in any other calendar year. Employee's right to receive such reimbursements may not be exchanged or liquidated for any other benefit.
(d)As soon as practicable following the Effective Date, the Board of Directors shall grant to Employee (i) 140,000 restricted stock units relating to Company common stock and (ii) 1,000,000 options to purchase shares of Company common stock. Such equity grants units shall vest at the rate of 25% on each of the first four anniversaries of the date of grant and shall be subject to the terms and conditions of the Company’s standard issuance agreements and the applicable stock incentive plan. The grant shall be made effective as of the third trading day after the Company announces its full year 2016 results.

3.	Bonus.
For each fiscal year of the Company during the Term of this Agreement, Employee will be eligible to participate in a bonus program with a target bonus set by the Board of Directors in an amount of 150% of Employee's annual rate of base salary. The performance criteria for purposes of determining Employee's actual bonus for each fiscal year will be established by the Board of Directors, and Employee's annual bonus for one or more of those fiscal years may be increased to include any additional amounts approved by the Board of Directors. Except as otherwise determined by the Board of Directors or set forth herein, Employee will not be entitled to a bonus payment for any fiscal year unless Employee is employed by the Company at the time such bonus payment is paid. Employee's bonus payment for each fiscal year shall in no event be paid later than the 15th day of the third month following the end of the Company's fiscal year for which such bonus is earned. At least 65% of any such bonus payment will be paid in cash.

4.	Restricted Stock Units and Other Equity Awards.
(a)If Employee's employment is terminated by the Company "without cause" or by Employee for "good reason" (as each term is defined below) during the Term, then upon Employee's satisfaction of the Release Condition set forth in Section 7(b) below, any and all equity awards Employee holds on the date of such termination (other than any equity award that expressly provides for more favorable treatment) will vest on an accelerated basis as to that number of additional shares in which Employee would have otherwise been vested at the time of such termination had Employee completed an additional eighteen (18) months of employment with the Company and had each applicable equity award been structured so as to vest in successive equal monthly installments over the vesting schedule for that award. In no event will the number of additional shares which vest on such an accelerated basis with respect to any particular equity award exceed the number of shares unvested under that award immediately prior to the date of such termination. Except as otherwise expressly provided in the agreement evidencing a particular restricted stock unit or other equity award or to the extent another issuance date may be required to comply with any applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), the shares of the common stock of the Company ("Common Stock") underlying the equity awards that vest on an accelerated basis in accordance with this Section 4(a) will be issued to Employee within the sixty (60)-day period following the date of Employee's "separation from service" (as defined below) as a result of Employee's termination "without cause" (as defined below) or Employee's resignation for "good reason" (as defined below), provided the Release required of Employee pursuant to Section 7(b) has become effective and enforceable in accordance with its terms following the expiration of the applicable revocation period in effect for that Release. However, should such sixty (60)-day period span two taxable years, the issuance shall be effected during the portion of that period that occurs in the second taxable year.
(b)If Employee's employment is terminated by the Company "without cause" or by Employee for "good reason" (as each term is defined below) at any time during the Term and within the period commencing with the execution of a definitive agreement for a Change in Control (as defined below) and ending with the earlier of (i) the termination of that agreement without the consummation of such Change in Control or (ii) the expiration of the twenty-four (24)-month period measured from the date such Change in Control occurs, then upon Employee's satisfaction of the Release Condition set forth in Section 7(b) below, any and all equity awards Employee holds on the date of such termination will fully vest on an accelerated basis with respect to all non-vested shares of Common Stock at the time subject to those awards, except to the extent that more favorable treatment is otherwise provided in the equity award agreement. In addition, if Employee’s employment is terminated by the Company "without cause" or by Employee for "good reason" prior to the execution of a definitive agreement for a Change in Control and within six (6) months of such termination a definitive agreement for a Change in Control is entered into, then upon Employee's satisfaction of the Release Condition set forth in Section 7(b) below, any and all equity awards Employee held on the date of such termination will be deemed to have fully vested on an accelerated basis with respect to all non-vested shares of Common Stock at the time subject to those awards and the Company shall issue shares of Common Stock (or, at the Company’s option, pay the cash equivalent value) to Employee equal in value to (A) the restricted stock units that would have so vested and (B) the in-the-money value of the stock options that would have so vested, computed, in the case of restricted stock units, based upon the greater of the closing price of the Company’s Common Stock on (x) the date of such termination or (y) the first trading day immediately following the date of the public announcement of the Change in Control transaction, and, in the case of stock options, based upon the closing price of the Company’s Common Stock on the date of termination. Except as otherwise expressly provided in the agreement evidencing a particular restricted stock unit or other equity award or to the extent another issuance date may be required in order to comply with any applicable requirements of Section 409A of the Code, the shares of Common Stock (or any replacement securities) underlying the equity awards that fully vest on an accelerated basis in accordance with this Section 4(b), or the proceeds of any cash retention program established in replacement of those shares pursuant to the terms of the applicable award agreement, will be issued or distributed to Employee within the sixty (60)-day period following the date of Employee's "separation from service" (as defined below) as a result of Employee's termination "without cause" (as defined below) or Employee's resignation for "good reason" (as defined below), provided the Release required of Employee pursuant to Section 7(b) has become effective and enforceable in accordance with its terms following the expiration of the applicable revocation period in effect for that Release. However, should such sixty (60)-day period span two taxable years, the issuance shall be effected during the portion of that period that occurs in the second taxable year.
(c)Upon Employee's "separation from service" (as defined below) as a result of Employee's death or Disability (as defined below), any and all equity awards Employee holds on the date of such separation from service will vest on an accelerated basis as to that number of additional shares in which Employee would have otherwise been vested on the date of such separation from service had Employee completed an additional twelve (12) months of employment with the Company and had each applicable equity award been structured so as to vest in successive equal monthly installments over the vesting schedule for that award. Except as otherwise expressly provided in the agreement evidencing a particular restricted stock unit or other equity award or to the extent another issuance date may be required in order to comply with any applicable requirements of Section 409A of the Code, the shares of Common Stock underlying the equity awards that vest on an accelerated basis in accordance with this Section 4(c) will be issued on the date of such separation from service or as soon as administratively practicable thereafter, but in no event later than the later of (i) the end of the calendar year in which such separation from service occurs or (ii) the 15th day of the third calendar month following the date of such separation from service. For purposes of this Agreement, "Disability" means Employee's inability to engage in any substantial activity necessary to perform Employee's duties and responsibilities hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months.
(d)The vesting acceleration provisions of this Section 4 and Section 7 will apply to all outstanding equity awards held by Employee on the Effective Date, unless the agreements evidencing those awards provide for more favorable acceleration, and those agreements, to the extent they provide for a lesser amount of acceleration, are hereby amended to incorporate the acceleration provisions of Section 4 and Section 7 of this Agreement for the period this Agreement remains in effect, and such vesting acceleration provisions will also apply to equity awards made after the Effective Date of this Agreement unless the agreements evidencing these awards provide for more favorable acceleration. The shares subject to each equity award that vests pursuant to the vesting acceleration provisions of this Section 4 shall be issued in accordance with the applicable issuance date provisions of this Section 4, except to the extent the agreement evidencing such award provides otherwise or to the extent another issuance date may be required in order to comply with any applicable requirements of Section 409A of the Code.

5.	Policies; Procedures.
As an employee of the Company, Employee will be expected to abide by all of the Company's policies and procedures, including (without limitation) the terms of any Company handbook, insider trading policy and code of ethics in effect from time to time.

6.	At Will Employment.
Notwithstanding anything to the contrary contained herein, Employee's employment with the Company is "at will" and will not be for any specified term, meaning that either Employee or the Company will be entitled to terminate Employee's employment at any time and for any reason, with or without cause or advance notice. Any contrary representations that may have been made to Employee are hereby superseded by the terms set forth in this Agreement. This is the full and complete agreement between Employee and the Company on this subject. Although Employee's job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of Employee's employment may only be changed in an express written agreement signed by Employee and the Chairman of the Board and approved by the Board of Directors.

7.	Separation from Service.
(a)Termination by Employee. If Employee terminates his or her employment with the Company for any reason other than as a result of his or her death or Disability or his or her resignation for "good reason" (as defined below), then all the obligations of the Company set forth in this Agreement will cease, other than the obligation to pay Employee, on his or her employment termination date, any earned but unpaid compensation for services rendered through that termination date, any accrued but unused vacation days as of that termination date, and any accrued and unpaid reimbursable expenses pursuant to Section 2(c) (collectively, the "Accrued Obligations"). If Employee terminates his or her employment with the Company for "good reason" (as defined below) during the Term, then in addition to Employee's right to receive the Accrued Obligations, Employee will, upon Employee's satisfaction of the Release Condition set forth in Section 7(b) below, become entitled to the Separation Payment (as defined below) and the Additional Payments (as defined below), to the same extent as if Employee's employment had been terminated by the Company "without cause" (as defined below) during the Term, and Employee will also be entitled, in accordance with the applicable provisions of Section 4 above, to the accelerated vesting of any equity awards Employee holds at the time of such termination. Following Employee's termination of his or her employment with the Company under this Section 7(a), Employee will continue to be obligated to comply with the terms of Section 9 below.
(b)Termination by the Company. If Employee's employment is terminated by the Company "without cause" (as defined below) during the Term, then in addition to Employee's right to receive the Accrued Obligations, Employee will, upon Employee's satisfaction of the Release Condition set forth below in this Section 7(b), become entitled to a cash separation payment (the "Separation Payment") in an aggregate amount equal to the sum of (i) two (2) times the base salary at the annual rate in effect for Employee at the time and (ii) two (2) times the Employee’s target bonus for the fiscal year in which the Employee’s employment is terminated. In addition, contingent upon Employee's satisfaction of the Release Condition, Employee will be eligible for the following additional separation payments (the "Additional Payments"):
(I)Employee will be eligible for an additional separation payment in an amount equal to a pro-rated bonus for the fiscal year in which such involuntary termination occurs. Such pro-rated bonus will be determined by multiplying (A) the actual bonus (if any) Employee would have earned for that fiscal year, based on the level at which the applicable performance goals for such fiscal year are in fact attained, had Employee continued in the Company's employ through the date that bonus award becomes due and payable by (B) a fraction the numerator of which is the number of whole months (rounded to the next highest whole month) Employee remained in the Company's employ during that fiscal year and the denominator of which is twelve (12), with such pro-rated bonus (if any) to be paid at the same time and in same form that the bonus payment for such fiscal year would have been made following the completion of that fiscal year had Employee remained in the Company's employ through the payment date. However, if such involuntary termination occurs in the same fiscal year of the Company in which a Change in Control occurs, then such pro-rated bonus will instead be determined by (1) multiplying (A) Employee's target bonus for that fiscal year by (B) a fraction the numerator of which is the number of whole months (rounded to the next highest whole month) Employee remained in the Company's employ during that fiscal year and the denominator of which is twelve (12) and (2) reducing such amount by any bonus earned by Employee for the same fiscal year under Section 3 of this Agreement, with such pro-rated bonus to be paid (in the same form in which the bonus payment for such fiscal year would have been paid had Employee remained in the Company's employ through the payment date) as follows:
(i)if such Change in Control occurs on or before the date of such involuntary termination, then such payment shall be made on the date on which the first monthly installment of the Separation Payment (or, in the case of a termination following a Qualifying Change in Control (as defined below), the lump sum Separation Payment) is paid; or

(ii)if such Change in Control occurs after the date of such involuntary termination, then such payment shall be made on the later of (x) the third (3rd) business day following the effective date of such Change in Control or (y) the sixtieth (60th) day following the date of Employee's separation from service (as defined below) or, if such sixtieth (60th) day is not otherwise a business day, then the immediately preceding business day.
(II)In addition, if the date of such involuntary termination occurs after the end of a fiscal year of the Company but prior to the date in the subsequent fiscal year on which Employee's bonus for that fiscal year would have otherwise become due and payable on the basis of the applicable performance goals attained for that year had Employee continued in employment with the Company, then the Company will pay Employee an additional separation payment equal to the bonus that Employee would have received on the basis of the attained performance goals had Employee remained employed by, and in good standing with, the Company through the payment date for such bonus, with that amount to be paid in a lump sum (in the same form in which such bonus payment would have been paid had Employee remained in the Company's employ through the payment date) on the later of (i) the date on which the first monthly installment of the Separation Payment (or, in the case of a termination following a Qualifying Change in Control, the lump sum Separation Payment) is paid to Employee as set forth below in this Section 7(b) or (ii) the date such bonus would have been paid to Employee pursuant to Section 3 of this Agreement had Employee continued in the Company's employ through such payment date.
(III)In no event shall any such Additional Payment described in (I) and (II) above be made later than the last day of the applicable period necessary to qualify such Additional Payment for the short-term deferral exception under Code Section 409A.
(IV)For a period of twelve (12) months following the date of termination, if Employee elects COBRA health care continuation coverage, Employee shall be eligible to continue to receive the medical and dental coverage provided by the Company as of the date of termination (or generally comparable coverage) for himself and, where applicable his spouse and dependents, as the same may be changed from time to time for employees of the Company generally provided; that in order to receive such continued coverage, Employee shall be required to pay to the Company the full amount of the monthly premium payments for such coverage, at the time such payments are due, and the Company shall, on the first payroll of the month following the payment of each such premium, reimburse Employee for an amount that, prior to withholding for applicable taxes, is equal to the amount of such monthly premium.
Payment of the Separation Payment and the Additional Payments (if any) and the accelerated vesting of Employee's equity awards under Section 4 will each be contingent upon the satisfaction of the following requirements (collectively the "Release Condition"): (i) Employee must execute and deliver to the Company, within twenty-one (21) days (or forty-five (45) days to the extent such longer period is required under applicable law) after the effective date of Employee's termination of employment, a comprehensive agreement (substantially in the form attached hereto as Appendix A or such other form as the Company and Employee shall mutually agree) releasing the Company and its officers, directors, employees, stockholders, subsidiaries, affiliates, representatives and other related parties from all claims that Employee may have with respect to such parties relating to Employee's employment with the Company and the termination of that employment relationship (the "Release") and (ii) such Release must become effective and enforceable after the expiration of any applicable revocation period under federal or state law.
Except as provided in the following paragraph, the Separation Payment to which Employee becomes entitled under this Section 7(b) or under Section 7(a) above will be payable in a series of twelve (12) successive equal monthly installments, beginning on the first regular payday for the Company's salaried employees, within the sixty (60)-day period following the date of Employee's "separation from service" (as defined below) as a result of Employee's termination "without cause" (as defined below) or Employee's resignation for "good reason" (as defined below), on which Employee's executed Release is effective and enforceable in accordance with its terms following the expiration of the applicable revocation period in effect for that Release. However, should such sixty (60)-day period span two taxable years, the first such monthly installment shall be paid during the portion of that period that occurs in the second taxable year. The remaining monthly installments shall be paid on successive monthly anniversaries of the initial monthly installment hereunder. For purposes of Section 409A of the Code, Employee's right to receive such Separation Payment shall be deemed a right to receive a series of separate individual payments and not a right to single payment.
If Employee’s employment is terminated by the Company “without cause” (as defined below) or if Employee terminates his or her employment with the Company for “good reason” (as defined below) during the Term and within the twenty-four (24) month period beginning on the effective date of a Qualifying Change in Control (as defined below), the Separation Payment to which Employee becomes entitled under this Section 7(b) or under Section 7(a) above upon Employee’s satisfaction of the Release Condition will be payable in a single lump-sum payment on the first regular payday for the Company’s salaried employees, within the sixty (60)-day period following the date of Employee’s “separation from service” (as defined below) as a result of Employee’s termination “without cause” (as defined below) or Employee’s resignation for “good reason” (as defined below), on which Employee’s executed Release is effective and enforceable in accordance with its terms following the expiration of the applicable revocation period in effect for that Release. However, should such sixty (60)-day period span two taxable years, then such payment shall be made during the portion of that period that occurs in the second taxable year. Any Separation Payment to which Employee becomes entitled hereunder in connection with a termination following a Change in Control other than a Qualifying Change in Control will be paid in installments as set forth in the immediately preceding paragraph of this Section 7(b). For purposes of this Agreement, a "Change in Control" shall have the meaning assigned to such term in the Company's most recently-adopted equity compensation plan, and a "Qualifying Change in Control" shall mean the date on which there occurs a "Change in Control" (as defined above) that also qualifies as: (i) a change in the ownership of the Company, as determined in accordance with Section 1.409A-3(i)(5)(v) of the Treasury Regulations, (ii) a change in the effective control of the Company, as determined in accordance with Section 1.409A-3(i)(5)(vi) of the Treasury Regulations, or (iii) a change in the ownership of a substantial portion of the assets of the Company, as determined in accordance with Section 1.409A-3(i)(5)(vii) of the Treasury Regulations.
If Employee's employment is terminated by the Company "without cause" (as defined below), the Company will have no further obligation to Employee pursuant to this Agreement other than the Accrued Obligations, the vesting of Employee's outstanding equity awards in accordance with the applicable vesting acceleration provisions of Section 4 above and the obligations of the Company pursuant to this Section 7(b).
If Employee's employment is terminated by the Company "with cause" (as defined below), the Company will have no further obligation to Employee under the terms of this Agreement, other than the Accrued Obligations.

Notwithstanding the termination of Employee's employment by the Company "with cause" or "without cause," or by Employee for "good reason" or without "good reason", Employee will continue to be subject to the restrictive covenants set forth in Section 9, whether or not Employee becomes entitled to any severance or separation payments or benefits pursuant to Section 4 or Section 7 of this Agreement.
If any payment or benefit received or to be received by Employee (including any payment or benefit received pursuant to this Agreement or otherwise) would be (in whole or part) subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then the cash payments provided to Employee under this Agreement shall first be reduced, with each such payment to be reduced pro-rata but without any change in the payment date and with the monthly installments of the Separation Payment (or the lump sum Separation Payment in the event of a Qualifying Change in Control) to be the first such cash payments so reduced, and then, if necessary, the accelerated vesting of Employee's equity awards pursuant to the provisions of this Agreement shall be reduced in the reverse chronological order (i.e., the options that vest later in time would be subject to this provision prior to the options that vest earlier in time) as to which those awards would otherwise vest , but only to the extent necessary to assure that Employee receives only the greater of (i) the amount of those payments and benefits which would not constitute a parachute payment under Code Section 280G or (ii) the amount which yields Employee the greatest after-tax amount of benefits after taking into account any Excise Tax imposed on the payments and benefits provided Employee hereunder (or on any other payments or benefits to which Employee may become entitled in connection with any change in control or ownership of the Company or the subsequent termination of Employee's employment with the Company).
(c)Termination by Death or Disability.
If Employee incurs a "separation from service" (as defined below) as a result of his or her death or Disability, the Company will be obligated to pay the Accrued Obligations to Employee, Employee's estate or beneficiaries (as the case may be) on the date of such separation from service or as soon as administratively practicable thereafter, but in no event later than sixty (60) days after the date of such separation from service. In the event of such separation from service due to Employee's death or Disability, Employee or Employee's estate or beneficiaries, as the case may be, will also be entitled to the accelerated vesting of Employee's equity awards as set forth in Section 4(c) above. The provisions of this Section 7(c) will not affect or change the rights or benefits to which Employee is otherwise entitled under the Company's employee benefit plans or otherwise.
(d)Definitions.
For purposes of this Agreement, the following definitions will be in effect:
"good reason" means:

(i)	a material reduction in either Employee's base salary or annual bonus opportunity, in either case without Employee's prior written consent;

(ii)
a material reduction in Employee's authority, duties or responsibilities (including reporting responsibilities), without Employee's prior written consent, which material reduction shall be presumed to have occurred if Employee is no longer reporting to the Board of Directors of the Company;

(iii)	the one-year anniversary of the date the Company is no longer publicly traded by reason of being acquired;

(iv)
a material change in the geographic location at which Employee must perform services (the parties acknowledge that Employee is currently required to perform services at 3113 Woodcreek Drive, Downers Grove, Illinois 60515) without Employee's prior written consent;

(v)	a failure to re-nominate Employee as a director any time his term on the Board of Directors expires; or

(vi)	any material un-waived breach by the Company of the terms of this Agreement;
provided however, that (I) with respect to any of the clause (i), (ii), (iv), (v) or (vi) events above, Employee will not be deemed to have resigned for good reason unless (A) Employee provides written notice to the Company of the existence of the good reason event within ninety (90) days after its initial occurrence, (B) the Company is provided with thirty (30) days after receipt of such notice in which to cure such good reason event and (C) Employee effectively terminates Employee's employment within one hundred eighty (180) days following the occurrence of the non-cured clause (i), (ii), (iv), (v) or (vi) event and (II) with respect to the clause (iii) event above, Employee will not be deemed to have resigned for good reason unless (A) Employee provides written notice to the Company of the existence of the good reason event no later than 180 days after the date the Company is no longer publicly traded by reason of being acquired and (B) Employee states in such notice that Employee effectively terminates Employee's employment on the one-year anniversary date of the date the Company is no longer publicly traded by reason of being acquired.
"separation from service" means Employee's cessation of employee status with the Company by reason of Employee's death, resignation, dismissal or other termination event and shall be deemed to occur at such time as the level of bona fide services Employee is to render as such an employee (or as a non-employee consultant) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services Employee rendered as an employee during the immediately preceding thirty-six (36) months (or such shorter period of time in which Employee has actually been in employee status with the Company). Any such determination of Employee's separation from service shall, however, be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A of the Code.
"with cause" means Employee's termination of employment by the Company for any of the following reasons:

(i)	if Employee is convicted of, or enters a plea of nolo contendere to, a felony or a misdemeanor involving any act of moral turpitude;

(ii)	if Employee commits an act of actual fraud, embezzlement, theft or similar dishonesty against the Company or any of its subsidiaries or affiliates;

(iii)	if Employee commits any willful misconduct or gross negligence resulting in material harm to the Company’s business; or

(iv)
if Employee fails, after receipt of detailed written notice and after receiving a period of at least thirty (30) days following such notice to cure such failure, to use his or her reasonable good faith efforts to follow the reasonable and lawful direction of the Board of Directors and to perform his or her obligations hereunder.

"without cause" means any reason not within the scope of the definition of the term "with cause."
(e)Code Section 409A Deferral Period. Notwithstanding any provision in this Agreement to the contrary (other than Section 7(f) below), no payment or distribution under this Agreement which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of Employee's termination of employment with the Company will be made to Employee until Employee incurs a separation from service (as such term is defined above and determined in accordance with Treasury Regulations issued under Section 409A of the Code) in connection with such termination of employment. For purposes of this Agreement, each amount to be paid or benefit to be provided Employee shall be treated as a separate identified payment or benefit for purposes of Section 409A of the Code. In addition, no payment or benefit which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of Employee's separation from service will be made to Employee prior to the earlier of (i) the first day of the seventh (7th) month measured from the date of such separation from service or (ii) the date of Employee's death, if Employee is deemed at the time of such separation from service to be a "specified employee" (as determined pursuant to Code Section 409A and the Treasury Regulations thereunder) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable deferral period, all payments and benefits deferred pursuant to this Section 7(e) (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or provided to Employee in a lump sum on the first day of the seventh (7th) month after the date of Employee's separation from service or, if earlier, the first day of the month immediately following the date the Company receives proof of Employee's death. Any remaining payments or benefits due under this Agreement will be paid in accordance with the normal payment dates specified herein.
(f)Provisions Applicable to "Specified Employee." Notwithstanding Section 7(e) above, the following provisions shall also be applicable to Employee if Employee is a "specified employee" at the time of Employee's separation of service:
(i)Any payments or benefits which become due and payable to Employee during the period beginning with the date of Employee's separation from service and ending on March 15 of the following calendar year and otherwise qualify for the short-term deferral exception to Code Section 409A shall not be subject to the holdback provisions of Section 7(e) and shall accordingly be paid as and when they become due and payable under this Agreement in accordance with such short-term deferral exception to Code Section 409A.
(ii)The remaining portion of the payments and benefits to which Employee becomes entitled under this Agreement, to the extent they do not in the aggregate exceed the dollar limit described below and are otherwise scheduled to be paid no later than the last day of the second calendar year following the calendar year in which Employee's separation from service occurs, shall not be subject to the holdback provisions of Section 7(e) and shall be paid to Employee as they become due and payable under this Agreement. For purposes of this subparagraph (ii), the applicable dollar limitation will be equal to two times the lesser of (i) Employee's annualized compensation (based on Employee's annual rate of pay for the calendar year preceding the calendar year of Employee's separation from service, adjusted to reflect any increase during that calendar year which was expected to continue indefinitely had such separation from service not occurred) or (ii) the compensation limit under Section 401(a)(17) of the Code as in effect in the year of such separation from service. To the extent the portion of the severance payments and benefits to which Employee would otherwise be entitled under this Agreement during the deferral period under Section 7(e) exceeds the foregoing dollar limitation, such excess shall be paid in a lump sum upon the expiration of that deferral period, in accordance with the deferred payment provisions of Section 7(e), and the remaining severance payments and benefits (if any) shall be paid in accordance with the normal payment dates specified for them herein.

8.	Withholding Taxes.
All forms of compensation payable pursuant to the terms this Agreement, whether payable in cash, shares of Common Stock or other property, are subject to reduction to reflect the applicable withholding and payroll taxes.

9.	Restrictive Covenants.
Employee hereby agrees to enter into a Confidentiality and Non-Competition Agreement and an Employee Proprietary Information and Inventions Agreement with the Company on or prior to the Effective Date, which agreements shall be in substantially the forms attached hereto as Appendix B and Appendix C, respectively.

10.	Deferred Compensation Programs
Any compensation deferred by Employee pursuant to one or more non-qualified deferred compensation plans or arrangements of the Company subject to Section 409A of the Code and not otherwise expressly addressed by the terms of this Agreement, shall be paid at such time and in such form of payment as set forth in each applicable plan or arrangement governing the payment of any such deferred amounts.

11.	Clawback.
Any amounts paid or payable to Employee pursuant to this Agreement or the Company's equity or compensation plans shall be subject to recovery or clawback to the extent required by any applicable law or any applicable securities exchange listing standards.

12.	Entire Agreement/Construction of Terms.
(a)This Agreement, together with any Company handbooks and policies in effect from time to time and the applicable stock plans and agreements evidencing the equity awards made to Employee from time to time during Employee's period of employment, contains all of the terms of Employee's employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between Employee and the Company.

(b)If any provision of this Agreement is held by an arbitrator or a court of competent jurisdiction to conflict with any federal, state or local law, or to be otherwise invalid or unenforceable, such provision shall be construed or modified in a manner so as to maximize its enforceability while giving the greatest effect as possible to the intent of the parties. To the extent any provision cannot be construed or modified to be enforceable, such provision will be deemed to be eliminated from this Agreement and of no force or effect, and the remainder of this Agreement will otherwise remain in full force and effect and be construed as if such portion had not been included in this Agreement.
(c)The singular and plural shall include one another and the masculine, feminine and neuter gender shall also include one another. The words “include,” “includes” and “including” shall be deemed to be followed by the words “, without limitation,” whether expressed or not.
(d)This Agreement is not assignable by Employee, but Employee’s rights under this Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries. This Agreement may be assigned by the Company to an entity that acquires all or substantially all of its assets or otherwise to any successor in interest to the Company.
(e)The severance payments and benefits under this Agreement are intended, where possible, to comply with the "short term deferral exception" and the "involuntary separation pay exception" to Code Section 409A. Accordingly, the provisions of this Agreement applicable to the Separation Payment and the accelerated vesting of Employee's equity awards and the issuance of shares of Common Stock thereunder and the determination of Employee's separation from service due to termination of Employee's employment without cause or Employee's resignation for good reason shall be applied, construed and administered so that those payments and benefits qualify for one or both of those exceptions, to the maximum extent allowable. However, to the extent any payment or benefit to which Employee becomes entitled under this Agreement is deemed to constitute an item of deferred compensation subject to the requirements of Code Section 409A, the provisions of this Agreement applicable to that payment or benefit shall be applied, construed and administered so that such payment or benefit is made or provided in compliance with the applicable requirements of Code Section 409A. In addition, should there arise any ambiguity as to whether any other provisions of this Agreement would contravene one or more applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder, such provisions shall be interpreted, administered and applied in a manner that complies with the applicable requirements of Code Section 409A and the Treasury Regulations thereunder.

13.	Reimbursement of Legal Fees and Related Expenses.
(a)If any contest or dispute shall arise under this Agreement involving termination of Employee’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse Employee, on a current basis and in accordance with this Section 13 (provided that such reimbursement is not prohibited by applicable law), for all reasonable attorneys’ fees and expenses, if any, incurred by Employee in connection with such contest or dispute; provided, however, that to the extent the resolution of any such contest or dispute includes a finding denying a claim made by Employee that was a material component of Employee’s claims in such contest or dispute, Employee shall be required to reimburse the Company for all sums advanced to Employee pursuant to this Section 13 to the extent such sums relate to such denied claim(s) rather than the other claim(s) made by Employee in such contest or dispute.
(b)The Company shall reimburse Employee for his legal fees incurred and payable to Sidley Austin LLP in connection with the review and negotiation of this Agreement and the related employment documents; provided that the amount of such reimbursement shall not exceed $30,000.

14.	Indemnification and Insurance.
The Company shall indemnify the Employee to the full extent provided for in its charter, bylaws or any other indemnification policy, agreement or procedure applicable to the Company and to the maximum extent that the Company indemnifies any of its other and senior executive officers, and Employee will be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and senior executive officers against all costs, changes, liabilities and expenses incurred or sustained by Employee in connection with any action, suit or proceeding to which Employee may be made a party by reason of Employee’s being or having been a director, officer, employee or agent of the Company or any of its subsidiaries or affiliates or Employee’s serving or having served any other enterprise, plan, trust or other person as a director, officer, employee, fiduciary or agent at the request of the Company or any of its subsidiaries or affiliates.

15.	Amendment and Governing Law.
This Agreement may not be amended or modified except by an express written agreement signed by Employee and the Chairman of the Board of Directors and approved by the Board of Directors. Employee agrees that any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of Illinois without regard to the conflict of laws provisions thereof.  Employee hereby irrevocably submits to the jurisdiction (including without limitation in personam jurisdiction), process and venue of the courts of the State of Illinois and the Federal courts of the United States located in Chicago, Illinois, and hereby agrees that any action, suit or proceeding initiated by Illinois for the interpretation or enforcement of the provisions of this Agreement shall, and that any action, suit or proceeding initiated by Company for the interpretation or enforcement of the provisions of this Agreement may, be heard and determined exclusively in a Federal court, or, if not permitted by applicable law, then in a State court, situated in Chicago, Illinois.

16.	Surviving Provisions.
Following any termination or expiration of this Agreement, Sections 2(c), 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15 and 16 will survive, and, if Employee's employment with the Company continues thereafter, Employee's employment with the Company will continue to be "at will".

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date stated in the opening paragraph.

/s/ John C. Walden
John C. Walden

FTD COMPANIES, INC.
By:    /s/ Scott Levin
Name:    Scott Levin
Title:    Executive Vice President and General Counsel

APPENDIX A

RELEASE
In consideration of the benefits provided to John C. Walden (“Employee”) and to be received by Employee from FTD Companies, Inc. (the “Company” or “FTD”) as detailed in Sections 4 and 7 of the Employment Agreement between Employee and the Company dated February 1, 2017 (the “Employment Agreement”), benefits to which he would not be entitled without signing and complying with this Release:

(1)Employee releases, waives and forever discharges, for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), FTD and any of its current and former attorneys, employees, agents, officers, directors, successors, assigns, parent companies, subsidiaries, divisions or affiliated companies controlled by FTD, and any of their current or former attorneys, employees, agents, officers, directors, successors, assigns, parent companies, subsidiaries, divisions or affiliated companies (hereinafter, collectively the “FTD Released Parties”) from any and all claims, lawsuits or grievances of whatsoever kind, arising at or before the execution of this Release, including, without limitation, all claims arising out of or in any way relating to Employee’s employment with or separation of employment from FTD, all claims for compensation or benefits, including salary, commissions, bonuses, vacation pay, expense reimbursements, severance pay, fringe benefits, stock options, restricted stock units or any other ownership interests in the FTD Released Parties, violations of any contracts, express or implied, claims arising under common law, any tort claim, including but not limited to defamation and tortious interference with prospective economic advantage, or any federal, state, or other governmental statute, regulation, or ordinance including but not limited to, claims under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Rehabilitation Act of 1973 and the Vietnam Era Veterans Readjustment Adjustment Act of 1974, as amended, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act and/or any other local, state or federal law; provided, however, that nothing herein shall release or preclude any claims that cannot be waived by operation of law or any right to file a charge with or participate in an investigation conducted by the United States Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”) or similar agency, but Employee agrees to forfeit any monetary recovery or other relief should the EEOC, NLRB, or any other agency pursue claims on his behalf. Additionally, unless otherwise stated in this Release, this paragraph (1) shall not release the Company from (a) any claims based on rights to indemnification or contribution that Employee may have, whether pursuant to law, contract, any benefit plan, the Certificate of Incorporation or By-laws of the Company (or comparable organizational documents or any subsidiary or surviving corporation) or otherwise, (b) any claims based upon breach of the Employment Agreement or (c) claims for any vested benefits under any employee benefit plan or arrangement. Other than the release of any rights Employee may have to assert claims, lawsuits or grievances of whatsoever kind that Employee may hold in his capacity as a stockholder of the Company and which arise at or before the execution of this Release (except with respect to declared but unpaid dividends or other distributions with respect to the Company’s stock), nothing herein is otherwise intended to impact rights Employee may hold solely in his capacity as a stockholder of the Company following termination of Employee’s employment with the Company.
(2)In compliance with the requirements of the Older Workers’ Benefit Protection Act of 1990 (the “OWBPA”), Employee acknowledges by his signature below that, with respect to the rights and claims waived and released in this Release under the ADEA, Employee specifically acknowledges and agrees as follows: (i) Employee has read and understands the terms of this Release; (ii) Employee has been advised and hereby is advised, and has had the opportunity, to consult with an attorney before signing this Release; (iii) Employee is releasing the Company and the other FTD Released Parties from, among other things, any claims that Employee may have against them pursuant to the ADEA; (iv) the releases contained in this Release do not cover rights or claims that may arise after Employee signs this Release; (v) Employee has been given a period of twenty-one (21) days in which to consider and execute this Release (although Employee may elect not to use the full twenty-one (21)-day period at Employee’s option); (vi) Employee may revoke this Release during the seven (7) day period following the date on which Employee signs this Release, and this Release will not become effective and enforceable until the seven (7) day revocation period has expired; and (vii) any such revocation must be submitted in writing to the Company c/o Scott Levin, Executive Vice President and General Counsel, FTD Companies, Inc., 3113 Woodcreek Drive Downers Grove, IL 60515 prior to the expiration of such seven (7)-day revocation period. If Employee revokes this Release within such seven (7)-day revocation period, it shall be null and void.
(3)Employee agrees to and reaffirms his obligations under each of the Confidentiality and Non-Competition Agreement and the Employee Proprietary Information and Inventions Agreement, both dated February 1, 2017, and acknowledges that the restrictive covenants remain in full force and effect.
(4)This Release, the Employment Agreement, [the resignation letter dated _________] and the documents referenced therein and herein contain the entire agreement between Employee and the Company, and take priority over any other written or oral understanding or agreement that may have existed in the past. Employee acknowledges that no other promises or agreements have been offered for this Release (other than those described above) and that no other promises or agreements will be binding unless they are in writing and signed by Employee and the Company.
(5)This Release and all rights, remedies and obligations hereunder, including, but not limited to, matters of construction, validity and performance, shall be governed by the laws of the State of Illinois. Furthermore, the parties agree and consent to submit to personal jurisdiction in any state or federal court of competent subject matter jurisdiction in the state of Illinois.
I agree to the terms and conditions set forth in this Release.
John C. Walden
__________________________________________
Date: _____________________________________

Appendix B

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT (the "Agreement") is made and entered into as of the date the last party hereto signs the Agreement but is made effective as of the Effective Date (as defined below) between FTD Companies, Inc. (the “Company”) and John C. Walden (the “Executive”).
R E C I T A L S:
A.    The Company and the Executive have entered into that certain employment agreement dated as of February 1, 2017 (the “Employment Agreement”), pursuant to which the Executive will serve as President and Chief Executive Officer of the Company, commencing on March 1, 2017 (the “Effective Date”); and
B.    In connection therewith, the Company and the Executive desire to provide for certain additional obligations.
NOW, THEREFORE, in consideration of the offer to and acceptance by the Executive of employment as President and Chief Executive Officer of the Company and of other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto additionally agree as follows:

Section 1.Non‑Competition, Confidentiality, No Interference and Non-Solicitation.
(a)No Competing Employment. The Executive acknowledges that (i) the agreements and covenants contained in this Section 1 are essential to protect the value of the Company’s business and assets and (ii) by virtue of his employment with the Company, the Executive will obtain such knowledge, know‑how, training and experience of such a character that there is a substantial probability that such knowledge, know‑how, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company’s substantial detriment. Therefore, the Executive agrees that, for the period (the “Restricted Period”) commencing on the date of this Agreement and ending on the date that is twelve (12) months after the date on which the Executive is no longer employed by the Company for any reason, the Executive shall not participate, operate, manage, consult, join, control or engage, directly or indirectly, for the benefit of the Executive or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, consultant, agent, officer, stockholder, member, investor, agent or otherwise, in any business activity if such activity constitutes the sale or provision of floral products or services or other gifts that are similar to, or competitive with, floral products or services or other gifts then being sold or provided by the Company or any of its subsidiaries, including, without limitation, retail florists’ business services, floral order transmission and related network services, development and distribution of branded floral products or other gifts (including, without limitation, gourmet foods and personalized gifts), on the Internet or through retail, mass marketing, franchise, wholesale, catalog, supermarket, wholesale club and telemarketing channels (a “Competitive Activity”), in any of: the City of Downers Grove, Illinois, the County of DuPage, Illinois or any other city or county in the State of Illinois; the District of Columbia or any other state, territory, district or commonwealth of the United States or any county, parish, city or similar political subdivision in any other state, territory, district or commonwealth of the United States; any other country or territory anywhere in the world or in any city, canton, county, district, parish, province or any other political subdivision in any such country or territory; or anywhere in the world (each city, canton, commonwealth, county, district, parish, province, state, country, territory or other political subdivision or other location in the world shall be referred to as a “Non-competition Area”). The parties to this Agreement intend that the covenant contained in the preceding sentence of this Section 1(a) shall be construed as a series of separate covenants, one for each city, canton, commonwealth, county, district, parish, state, province, country, territory, or other political subdivision or other area of the world specified. Except for geographic coverage, each separate covenant shall be considered identical in terms to the covenant contained in the preceding sentence. The parties further acknowledge the breadth of the covenants, but agree that such broad covenants are necessary and appropriate in the light of the global nature of the Competitive Activity. If, in any judicial or other proceeding, a court or other body declines to enforce any of the separate covenants included in this Section 1(a), the unenforceable covenant shall be considered eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced. Notwithstanding the foregoing, the Executive may maintain or undertake purely passive investments on behalf of the Executive, the Executive’s immediate family or any trust on behalf of the Executive or the Executive’s immediate family in companies engaged in a Competitive Activity so long as the aggregate interest represented by such investments does not exceed 1% of any class of the outstanding publicly traded debt or equity securities of any company engaged in a Competitive Activity. Notwithstanding anything to the contrary set forth in this Section 1(a), the Executive may participate, operate, manage, consult, join, control or engage any person, partnership, corporation or other entity for which Competitive Activity does not account for more than twenty percent (20%) of its revenue; provided that this exception shall not apply to the companies listed on Schedule I hereto.
(b)Nondisclosure of Confidential Information. The Executive, except in connection with his employment hereunder, shall not disclose to any person or entity or use, either during the Executive’s employment with the Company or at any time thereafter, any information in any form relating to the Company, or any of its successors or their subsidiaries (collectively, the “Company Group”), including but not limited to trade secrets, technical information, systems, procedures, test data, price lists, financial or other data (including the revenues, costs or profits associated with any of the Company’s products or services), business and product plans, code books, invoices and other financial statements, computer programs, discs and printouts, customer and supplier lists or names, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, that is or was used in the business of the Company, any predecessor of the Company, or any of the Company’s subsidiaries or successors (“Confidential Information”). Confidential Information does not include any information that: (i) is publicly known or available through lawful means; (ii) was rightfully in the Executive’s possession prior to the Executive’s employment with the Company as demonstrated by written documents currently in existence; (iii) is disclosed to the Executive without restriction

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by a third party who to the Executive’s knowledge rightfully possesses and discloses the information and to the Executive’s knowledge is not under a duty of confidentiality to the Company or any of its subsidiaries; (iv) is reasonably known to people in the trade or industry; or (v) is independently developed by the Executive without access to Confidential Information. The Executive agrees and acknowledges that all of such Confidential Information, in any form, and copies and extracts thereof are and shall remain the sole and exclusive property of the Company or other Company Group entity, and upon termination of his employment with the Company, the Executive shall return to the Company the originals and all copies (and shall delete all such items in electronic format) of any such information provided to or acquired by the Executive in connection with the performance of the Executive’s duties for the Company, and shall return to the Company all files, correspondence, computer equipment and disks or other communications (including any such materials in electronic format) received, maintained or originated by the Executive during the course of the Executive’s employment.
(c)No Interference and Non-Solicitation of Employees. During the Restricted Period, the Executive shall not, whether for the Executive’s own account or for the account of any other individual, partnership, firm, corporation or other business organization, solicit, endeavor to entice away from the Company, or any of the Company’s subsidiaries, or otherwise knowingly interfere with the relationship of the Company or any of its subsidiaries with, any person who, to the knowledge of the Executive, is (or has at any time within the preceding three months been) employed by or otherwise engaged to perform services for the Company or any of the Company’s subsidiaries (including, but not limited to, any independent sales representatives or organizations).
(d)No Interference and Non-Solicitation of Customers and Suppliers. During the Restricted Period, the Executive shall not, whether for the Executive’s own account or for the account of any other individual, partnership, firm, corporation or other business organization, knowingly (i) solicit, encourage or induce any Customer or Supplier to cease doing business with the Company or any of the Company’s subsidiaries or (ii) interfere with, impair or damage the relationship between the Company or any of the Company’s subsidiaries and any Customer or Supplier; provided, however, that this Section 1(d) shall not prohibit the Executive from soliciting or employing, for the Executive’s own account, following a termination of the employment of the Executive, any person employed by a Customer or Supplier, if such solicitation or employment is not in connection with a Competitive Activity. “Customer or Supplier” shall mean any entity who, to the knowledge of the Executive, (A) is, or was within the then most recent 12‑month period, a customer or client of the Company, any predecessor of the Company or any of the Company’s subsidiaries; (B) is a supplier or vendor of the Company or any of the Company’s subsidiaries; or (C) is a potential Customer or Supplier with whom the Company or any of the Company’s subsidiaries was engaged in substantial negotiations during the Executive’s employment.
(e)Conflicting Employment. Executive agrees that, during the term of Executive’s employment with the Company, he will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or is then involved during the term of his employment, nor will Executive engage in any other business activities that conflict with his obligations to the Company, except as

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otherwise specifically permitted pursuant to the terms of this Agreement (including, without limitation, the last sentence of Section 1(a) hereof) or the Employment Agreement.
(f)Sufficient Consideration. The Executive understands that the foregoing restrictions may limit the Executive's ability to earn a livelihood in a business engaged in a Competitive Activity, but the Executive nevertheless believes that the Executive has received and will receive sufficient consideration and other benefits as an employee of the Company to clearly justify restrictions that, in any event, given his education, skills and ability, the Executive does not believe would prevent the Executive from earning a living.
Section 3.    Irreparable Injury. It is further expressly agreed that the Company will or would suffer irreparable injury if the Executive were to compete with the Company, its successors or any of its or their subsidiaries in violation of this Agreement or the Executive were to otherwise breach this Agreement. Any such violation or breach will cause the Company irreparable harm, the amount of which may be extremely difficult to estimate, thus, making any remedy at law or in damages inadequate. Consequently, the Company shall have the right to apply to a court of appropriate jurisdiction for, and the Executive consents and stipulates to the entry of, an order of injunctive relief in prohibiting the Executive from competing with the Company, its successors or any of its or their subsidiaries in violation of this Agreement, an order restraining any other breach or threatened breach of this Agreement, and any other relief the Company and such court deems appropriate. This right shall be in addition to any other remedy available to the Company in law or equity. The parties hereby agree that the attorneys’ fees of the prevailing party in any such proceeding or action shall be paid by the non-prevailing party.
Section 4.    Representation and Warranties of the Executive. The Executive represents and warrants that the execution of this Agreement and subsequent employment with the Company does not and will not conflict with any obligations that the Executive has to any former employers or any other entity. The Executive further represents and warrants that the Executive has not brought to the Company, and will not at any time bring to the Company, any materials, documents or other property of any nature of a former employer.
Section 5.    Miscellaneous.
(a)Jurisdiction, Choice of Law and Venue. The validity and construction of this Agreement shall be governed by the internal laws of the State of Illinois, excluding the conflicts-of-laws principles thereof. Each party hereto consents to the jurisdiction of, and venue in, any federal or state court of competent jurisdiction located in Chicago, Illinois.
(b)Entire Agreement. This Agreement and any other agreement or document delivered in connection with this Agreement, state the entire agreement and understanding of the parties on the subject matter of this Agreement, and supersede all previous agreements, arrangements, communications and understandings relating to that subject matter.

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(c)Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original, with the same effect as if all signatures were on the same document.
(d)Amendment; Waiver; etc. This Agreement, and each other agreement or document delivered in connection with this Agreement, may be amended, modified, superseded or canceled, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance. The delay or failure of any party at any time or times to exercise any right or require the performance of any duty under this Agreement or any other agreement or document delivered in connection with this Agreement shall in no way affect the right of that party at a later time to exercise that right or enforce that duty or any other right or duty. No waiver by any party of any condition or of any breach of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed to be a further or continuing waiver of any such condition or breach or of the breach of any other term of this Agreement. A single or partial exercise of any right shall not preclude any other or further exercise of the same right or of any other right. The rights and remedies provided by this Agreement shall be cumulative and not exclusive of each other or of any other rights or remedies provided by law.
(e)Severability. If any provision of this Agreement or any other agreement or document delivered in connection with this Agreement, if any, is partially or completely invalid or unenforceable in any jurisdiction, then that provision shall be ineffective in that jurisdiction to the extent of its invalidity or unenforceability, but the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, all of which shall be construed and enforced as if that invalid or unenforceable provision were omitted, nor shall the invalidity or unenforceability of that provision in one jurisdiction affect its validity or enforceability in any other jurisdiction. The Company and the Executive agree that the period of time and the geographical area described in Section 1 are reasonable in view of the nature of the business in which the Company is engaged and proposes to be engaged, and the Executive's understanding of her prospective future employment opportunities. However, if the time period or the geographical area, or both, described in Section 1 should be judged unreasonable in any judicial proceeding, then the period of time shall be reduced by that number of months and the geographical area shall be reduced by elimination of that portion, or both, as are deemed unreasonable, so that the restriction covenant of Section 1 may be enforced during the longest period of time and in the fullest geographical area as is adjudged to be reasonable.
(f)Employment “At-Will”. Both the Executive and the Company acknowledge that nothing in this Agreement creates a contract for employment for any specific duration. The Executive's employment shall be "at-will", meaning both the Company and the Executive can terminate the relationship at any time, with or without reason or notice.
(g)Survival of Obligations. The obligations of the Executive set forth in this Agreement shall survive the termination of Employee’s employment with the Company and the termination of this Agreement.

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(h)Assignment. This Agreement may be freely assigned by the Company, but may not be assigned by the Executive without the prior written consent of the Company which may be withheld at the Company’s sole discretion.
(i)Binding Effect. This Agreement shall inure to the benefit of the Company and its successors and assigns, and shall be binding upon the Executive and the Executive’s heirs, personal representatives and any permitted assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FTD COMPANIES, INC.

Date Signed:    February 1, 2017            By: /s/ Scott Levin
Name: Scott Levin
Its: EVP and General Counsel

Date signed:    February 1, 2017            /s/ John C. Walden
John C. Walden

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Schedule I

1-800-Flowers.com, Inc.

Teleflora, LLC

7

Appendix C

EMPLOYEE PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT
In consideration of my employment or continued employment by FTD Companies, Inc. (my “Employer”), the compensation I receive, and any other consideration I have been provided that was conditioned on my execution of this Employee Proprietary Information and Inventions Agreement (“the Agreement”), I agree as follows:

1.	PROPRIETARY INFORMATION.
(a)Parties. I understand and agree that this Agreement is intended to benefit Employer and all of its subsidiaries including, but not limited to, all of its current and future direct and indirect subsidiaries and their successors (all of the foregoing being referred to, individually and collectively, as the “Company”).
(b)Confidential Restrictions. I understand that, during the course of my work as an employee of Employer, I have had and will have access to Proprietary Information (as defined below) concerning the Company and parties with which the Company has a business relationship. I acknowledge that the Company has developed, compiled, and otherwise obtained, at great expense, such Proprietary Information. I agree to hold in strict confidence all Proprietary Information and will not disclose any Proprietary Information to anyone outside of the Company and will not use, copy, publish, summarize, or remove from Company premises Proprietary Information, except during my employment in connection with carrying out my responsibilities as an employee of Employer. I further agree that the publication of any Proprietary Information through literature or speeches must be approved in advance in accordance with the Company’s applicable policies and procedures. I understand that my employment creates a relationship of confidence and trust between me and Employer with respect to Proprietary Information, and I voluntarily accept this trust and confidence.
(c)Proprietary Information Defined. I understand that the term “Proprietary Information” in this Agreement means all information and any idea, in whatever form, tangible or intangible, whether disclosed to or learned or developed by me, pertaining in any manner to the current or proposed business of the Company unless the information: (i) is publicly known or available through lawful means; (ii) was rightfully in my possession prior to my employment with the Company as demonstrated by written documents currently in existence; (iii) is disclosed to me without restriction by a third party who to my knowledge rightfully possesses and discloses the information and to my knowledge is not under a duty of confidentiality to the Company or any of its subsidiaries; (iv) is reasonably known to people in the trade or industry; or (v) is independently developed by me without access to Proprietary Information. Without limiting the scope of the definition, I understand that the Company considers the following to be included in the definition of Proprietary Information: (i) all client/customer lists and all lists or other compilations containing client, customer or vendor information; (ii) information about products, proposed products, research, product development, techniques, processes, costs, profits, product pricing, markets, marketing plans, strategies, forecasts, sales and commissions; (iii) plans for the future development and new product concepts; (iv) all information regarding the Company’s subscribers and all information regarding the Company’s subscribers compiled by or derived from the Company’s database; (v) the compensation and terms of employment of other employees; (vi) all other information that has been or will be given to me in confidence by the Company; and (vii) software in various stages of development, designs, drawings, specifications, techniques, models, data, source code, algorithms, object code, documentation, diagrams, flow charts, computer programs, databases, and other data of any kind and description, including electronic data recorded or retrieved by any means. Proprietary Information also includes any information described above which the Company obtains from another party and which the Company treats as proprietary or designates as Proprietary Information whether or not owned or developed by the Company or the other party.
(d)Company Materials. I understand that I will be entrusted with “Company Materials” (as defined below) which are important to the Company’s business or the business of Company customers or clients. I agree that during my employment, I will not deliver any Company Materials to any person or entity outside the Company, except as I am required to do in connection with performing my duties for Company. For purposes of this Agreement, “Company Materials” are documents, electronic files or any other tangible or electronic items that contain information concerning the business, operations or plans of the Company or its customers, whether the documents have been prepared by me or others. Company Materials include, but are not limited to, computers, computer disk drives, computer files, computer disks, documents, code, flowcharts, schematics, designs, graphics, customer lists, drawings, photographs, customer information, etc.
(e)Information Use Return and Acknowledgement. I agree that I will not retain and I will return all Proprietary Information and all copies of it in whatever form, as well as all Company Materials, apparatus, equipment and other Company property along with all reproductions, to Employer after my employment terminates. The only exceptions are: (i) my personal copies of records of my compensation, benefits or other terms of my employment with the Company; (ii) any agreements between me and the Company that I have signed; and (iii) my copy of this Agreement. I agree to execute reasonable documentation if requested by Employer upon the termination of my employment reflecting such return and acknowledging my obligations under this Agreement.
(f)Prior Actions and Knowledge. I represent and warrant that from the time of my first contact or communication with the Company, I have held in strict confidence all Proprietary Information and have not disclosed any Proprietary Information to anyone outside of the Company other than my counsel and other advisors, or used, copied, published, or summarized any Proprietary Information except to the extent necessary to carry out my responsibilities as an employee of Employer or to evaluate my potential employment with the Company.

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(g)Former Employer Information; Consents. I agree that I will not, during my employment, improperly use or disclose any confidential information, proprietary information or trade secrets of my former or any concurrent employers. I agree that I will not bring onto the premises of the Company any document or any property belonging to my former or any concurrent employers unless consented to in writing by them. I represent and warrant that I have returned all confidential or proprietary property and confidential information belonging to all prior employers to the extent required under any agreement I have with them. I also represent and warrant that my performance of services for Employer will not require any authorization, consent, exemption or other action by any other party and will not conflict with, violate or breach any agreement, instrument, order, judgment or decree to which I am subject.
2.INVENTIONS.
(a)Defined. I understand that during the term of my employment, there will be certain restrictions on my development of technology, ideas, and inventions, referred to in this Agreement as “Invention Ideas.” The term Invention Ideas means all ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, relating to any existing or planned service or product of the Company and all improvements, rights, and claims related to the foregoing that are conceived, developed, or reduced to practice by me alone or with others, except to the extent that applicable state law prohibits the assignment of these rights. I agree that all original works of authorship which are made by me (solely or jointly with others) as a member of the Company’s (or any of its subsidiary’s) Board of Directors or within the scope of my employment and which are protectable by copyright are “works made for hire,” as the term is defined in the United States Copyright Act (17 USCA, Section 101).
(b)Notice Regarding State Invention Assignment Laws. The laws of some states prohibit the assignment of certain invention rights (e.g., Delaware Code Title 19 § 805; Illinois 765 ILCS 1060/1-3; Kansas Stat. Ann. § 44-130; Minnesota Stat. 13A, § 181.78; North Carolina Gen. Stat. Art. 10A, § 66-57.1; Utah Stat. § 34-39-1 through 34-39-3; Washington RCW 49.44.140). This Agreement shall be construed so that it complies with all such applicable laws. To that end, to the extent applicable state law requires it, you are notified as follows:
NOTICE: This Agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates at the time of conception or reduction to practice (i) to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

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If the state law that applies provides greater invention rights to you than are described in the above notice, those greater rights will apply to you.
(c)Disclosure. I agree to maintain adequate and current written records on the development of all Invention Ideas and to disclose promptly to Employer all Invention Ideas and relevant records, which records will remain the sole property of Employer. I further agree that all information and records pertaining to any idea, process, trademark, service mark, invention, technology, computer program, original work of authorship, design formula, discovery, patent, or copyright that might reasonably be construed to be an Invention Idea, but is conceived, developed, or reduced to practice by me (alone or with others) during my employment or during the one year period following termination of my employment, shall be promptly disclosed to Employer. If I inform Employer before making a specific disclosure pursuant to this paragraph that I contend the subject matter being disclosed is not subject to this Agreement, then the disclosure will be received by Employer in confidence so that Employer may examine such information to determine if in fact it constitutes Invention Ideas subject to this Agreement.
(d)Assignment. I agree to assign and hereby do assign to Employer, without further consideration, all right, title, and interest that I may presently have or may acquire in the future (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention Idea, which shall be the sole property of Employer, whether or not patentable. The rights I have assigned, and will assign, include all copyrights, patent rights, trade secret rights and any rights of publicity or personality, vested and contingent, and include extensions and renewals thereof and the right to license and assign. I will waive and hereby do waive any moral rights I have or may have in any Invention Idea. In the event any Invention Idea shall be deemed by Employer to be patentable or otherwise registrable, I will assist Employer or the Company, as Employer may reasonably direct (at its expense) in obtaining letters patent or other applicable registrations, and I will execute all documents and do all other things (including testifying at Employer’s expense) necessary or proper, as reasonably requested by Employer, to obtain letters patent or other applicable registrations and to vest Employer or the Company, as Employer may direct, with full title to them. My obligation to assist Employer in obtaining and enforcing patents, registrations or other rights for such inventions in any and all countries, shall continue beyond the termination of my employment, but Employer or the Company shall compensate me at a reasonable rate after such termination for the time actually spent by me at Employer’s reasonable request for such assistance. Should Employer be unable to secure my signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention Idea, whether due to my mental or physical incapacity or any other cause, I irrevocably designate and appoint Employer and each of its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf, to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights of protections with the same force and effect as if executed and delivered by me.

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(e)License. In the case of any invention or work of authorship that I own or in which I have an interest that is not owned by Employer pursuant to the other terms in this Agreement, the following shall apply. If I use the invention or work of authorship, or allow it to be used, in the course of the Company’s business, or incorporate the invention or work of authorship, or allow it to be incorporated, into any product or process owned or developed in whole or in part by the Company, I will grant, and I hereby do grant to Employer and/or one or more subsidiaries of the Company, as Employer may reasonably direct, and their assigns a nonexclusive, perpetual, irrevocable, fully paid-up, royalty-free, worldwide license of all of my interests in the invention or work of authorship, including all rights to make, use, sell, reproduce, modify, distribute, perform publicly, display publicly and transmit the invention or work of authorship, without restriction. At Employer’s reasonable direction and expense I will execute all documents and take all actions necessary or convenient for Employer and the Company to document, obtain, maintain or assign their license rights hereunder of my interest in any such invention or work of authorship.
(f)Exclusions. Except as disclosed in Exhibit A, there are no ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, or improvements to the foregoing that I wish to exclude from this Agreement. If nothing is listed on Exhibit A, I represent that I have no such inventions or improvements at the time of signing this Agreement. I am not aware of any existing contract in conflict with this Agreement.
(g)Post-Termination Period. I acknowledge that because of the difficulty of establishing when any idea, process, invention, etc., is first conceived or developed by me, or whether it results from access to Proprietary Information or the Company’s equipment, facilities, and data, I agree that any idea, process, trademark, service mark, invention, technology, computer program, original work of authorship, design, formula, discovery, patent, copyright, or any improvement, rights, or claims related to the foregoing shall be presumed to be an Invention Idea if it relates to any existing or planned service or product of the Company, and if it is conceived, developed, used, sold, exploited, or reduced to practice by me or with my aid within six months after my termination of employment (voluntarily or involuntarily) with Employer, or any other subsidiary of the Company, or the Company. I can rebut the above presumption if I prove that the invention, idea, process, etc., is not an Invention Idea as defined in paragraph 2(a).
(h)State Law Regarding Invention Rights. I understand that nothing in this Agreement is intended to expand the scope of protection regarding invention rights that is provided to me by applicable state law.
3.CONTRACTS.
I understand that the Company has or may enter into contracts with the government or other companies under which certain intellectual property rights will be required to be protected, assigned, licensed, or otherwise transferred and I hereby agree to execute such

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other documents and agreements as are necessary to enable the Company to meet its obligations under those contracts.

4.	REMEDIES.
I recognize that nothing in this Agreement is intended to limit any remedy of the Company under applicable state law protecting confidential information or trade secrets or any other relevant state or federal law. In addition, I recognize that my violation of this Agreement could cause the Company irreparable harm, the amount of which may be extremely difficult to estimate, thus, making any remedy at law or in damages inadequate. Therefore, I agree that the Company shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Agreement and for any other relief the Company deems appropriate. This right shall be in addition to any other remedy available to the Company in law or equity.

5.	MISCELLANEOUS PROVISIONS.
(a)Assignment/Successors and Assigns. I agree that Employer may assign to another person or entity any of its rights under this Agreement. This Agreement shall be binding upon me and my heirs, personal representatives, and successors, and shall inure to the benefit of the Employer’s successors and assigns.
(b) Jurisdiction, Choice of Law and Venue. The validity, interpretation, enforceability and performance of this Agreement shall be governed and construed in accordance with the laws of the State of Illinois, excluding the conflicts-of-laws principles thereof. Each party hereto consents to the jurisdiction of, and venue in, any federal or state court of competent jurisdiction located in the City of Chicago in the State of Illinois.
(c)Severability. If any provision of this Agreement, or application thereof to any person, place, or circumstances, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be deemed to be modified to the maximum extent possible to give effect to the intent of the language while still remaining enforceable under applicable law. The remainder of this Agreement and application thereof shall remain in full force and effect.
(d)No Guarantee of Employment. I understand this Agreement is not a guarantee of continued employment. My employment is terminable at any time by Employer or me, with or without cause or prior notice, except as may be otherwise provided in an express written employment agreement properly authorized by Employer.
(e)Entire Agreement. The terms of this Agreement are the final expression of my agreement with respect to these subjects and may not be contradicted by evidence of any prior or contemporaneous agreement. This Agreement shall replace and supersede any similar agreement that currently is in effect between me and Employer or the Company, provided that Employer shall retain all rights that have arisen under that prior agreement up to the time I sign this new Agreement. This Agreement shall

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constitute the complete and exclusive statement of its terms and no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement. This Agreement can only be modified in writing signed by Employer’s General Counsel.
I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY NOTED ON EXHIBIT A TO THIS AGREEMENT ANY PROPRIETARY INFORMATION, IDEAS, PROCESSES, TRADEMARKS, SERVICE MARKS, INVENTIONS, TECHNOLOGY, COMPUTER PROGRAMS, ORIGINAL WORKS OF AUTHORSHIP, DESIGNS, FORMULAS, DISCOVERIES, PATENTS, COPYRIGHTS, OR IMPROVEMENTS, OR RIGHTS THAT I DESIRE TO EXCLUDE FROM THIS AGREEMENT.

Date:	February 1, 2017	/s/ John C. Walden
John C. Walden

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EXHIBIT A
EMPLOYEE’S DISCLOSURE
Prior Inventions. Except as set forth below, there are no ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, or any claims, rights, or improvements to the foregoing that I wish to exclude from the operation of this Agreement:

Date:	February 1, 2017	/s/ John C. Walden
John C. Walden

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